Exhibit 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:
Adam Chibib	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Multimedia Games Holding Company, Inc.	J C I R
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES’ FISCAL THIRD QUARTER DILUTED EPS RISES
TO $0.25 ON 21.2% INCREASE IN REVENUE TO $40.5 MILLION

- Deploys 801 New Revenue Units in Q3 Including 543 For-Sale Units and
258 Net Additions to Installed Base -

- Provides Fiscal 2013 Revenue Guidance of $163-$170 Million -

AUSTIN, Texas, July 31, 2012 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2012 third quarter ended June 30, 2012, as summarized below:

Summary of 2012 Q3 Results
(In millions, except per share and unit data)

	Three Months Ended June 30,
	2012	2011
Revenue	$40.5	$33.4
EBITDA (1)	$19.2	$14.8
Net income (2)	$7.2	$2.8
Diluted earnings per share(2)	$0.25	$0.10

New units sold (Multimedia Games’ proprietary units)	543	251

Average participation installed units(3):
Domestic	9,981	8,912
International	1,065	4,452
Quarter-end participation installed units (3):
Domestic	10,149	8,933
International	985	4,338

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)	Net income and Diluted earnings per share (“EPS”) for the three months ended June 30, 2011 include one-time charges totaling $0.6 million, or $0.02 per diluted share.

(3)	International participation installed units reflect placements in Mexico.

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “Multimedia’s third quarter results reflect further traction for sales and placements in both existing and new markets, with products now having been placed in 22 states.  The strength of our product portfolio has allowed us to drive growth in our domestic installed base, which recently surpassed 10,000 units, and in our unit sales business where the Company reached a quarterly-record 543 units sold during the third quarter.  As a result, we again recorded strong performance marked by our seventh consecutive quarter of domestic installed base growth, eleventh consecutive quarter of operating income growth and significant EPS growth.  These results clearly indicate significant operating leverage in our business model as operating income, EBITDA and net income growth of 197%, 29% and 162%, respectively, all outpaced revenue growth.

“Our high-performing games continue to gain the attention of operators and have been instrumental in our ability to expand our total addressable market.  In particular, the widespread acclaim for our statewide TournEvent® of Champions™ slot tournament in California and upcoming statewide tournament in Washington added to the momentum enjoyed by our TournEvent system, as we ended the quarter with placements at 99 casinos in 21 jurisdictions, encompassing just under 1,500 total units.  Additionally, we have successfully launched our first premium participation product, the High Rise Games® series.  As of June 2012, we had 97 High Rise Games installed primarily on a daily fixed fee basis at 33 casinos in eight markets outside of Oklahoma, with very encouraging performance results to date.

“Growth in gaming operations was driven across all of our markets with the exception of Mexico, as we continue to refine our focus on our domestic installed base.  Domestic gaming operations revenues rose nearly 24% over the prior year, including a 70% year-over-year increase in our non-Oklahoma revenues.  The improvement in gaming operations was driven by the increase in our domestic installed base and continued strong results from our New York Lottery business.  For the first time in ten quarters, our domestic installed base exceeds 10,000 total units, with 10,149 units at quarter end.”

Ramsey concluded, “Our prospects for ongoing success remain encouraging.  Our conversion rate from trial units to revenue generating units remains very high and we are continuing with our efforts to secure licenses for new jurisdictions.  With our growth in unit sales and domestic installed base as well as our focus on fiscal discipline, Multimedia Games continues to generate solid free cash flow(1) which allows us to develop additional new games, refresh our installed base with high-performing games, expand of our installed base and further expand the number of markets where we are licensed.”

Summary of Fiscal 2012 Third Quarter Operating Results
Multimedia Games’ fiscal 2012 third quarter revenue rose 21.2%, or $7.1 million, to $40.5 million, compared to revenue of $33.4 million in the fiscal 2011 third quarter.  Fiscal 2012 third quarter revenue included approximately $28.4 million from gaming operations and approximately $11.7 million from gaming equipment and system sales, compared with $24.6 million in revenue from gaming operations and $8.5 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenue in the fiscal 2012 third quarter grew 15.7% to $28.4 million reflecting year-over-year improvements in all of the Company’s domestic markets and more than offsetting the $1.5 million year-over-year decline in revenue from the Company’s Mexico operations.  Multimedia Games’ domestic installed base grew 1,216 units, or 13.6%, year over year to 10,149 units; on a quarterly sequential basis, the domestic installed base rose 258 units, or 2.6%.  Fiscal 2012 third quarter revenue also benefitted from a 68.8%, or $1.7 million, year-over-year rise in revenues related to the Company’s operation of the central determinant system for the New York Lottery.  The increase primarily reflects the benefit from the opening of Resorts World New York in October 2011.

Gaming equipment and system sales in the fiscal 2012 second quarter increased 36.8% to $11.7 million, from $8.5 million in the prior-year period.  During the quarter, the Company recorded revenue of $10.4 million related to the sale of 543 new units and $0.7 million in revenue related to parts and equipment sales, compared to $4.4 million in revenue related to the sale of 251 new proprietary units and $0.7 million related to parts and equipment sales in the year-ago period.  Multimedia Games sold units into 12 markets, including Ohio for the first time, while the top three markets of Washington, California and Florida combined for a total of 281 units sold.  There was $0.6 million and $3.4 million of deferred revenues for the sale of player stations and systems in a prior-year period recognized in the fiscal 2012 and fiscal 2011 third quarter periods, respectively.

Other revenue, primarily comprised of service revenue, was approximately $0.4 million in the fiscal 2012 third quarter compared to $0.3 million in the fiscal 2011 second quarter.

Total operating expenses for the fiscal 2012 third quarter rose $1.9 million, or 6.3% year over year, to $32.7 million.  Total cost of goods sold increased by $0.9 million in connection with higher sales volumes in the quarter relative to the prior-year period.  Selling, general and administrative (“SG&A”) expenses rose 14.9%, or $1.6 million, to $12.1 million, primarily reflecting an increase in stock compensation expense and an increase in variable compensation.  SG&A expenses for the fiscal 2012 and fiscal 2011 third quarter periods include non-cash stock compensation costs of approximately $1.2 million and $0.3 million, respectively.  Depreciation and amortization declined to $9.5 million from $10.2 million in the prior-year period and research and development expense of $4.1 million compares to $3.3 million in the prior-year period.  The increase in research and development expenses is attributable to an increase in salaries and wages, independent testing lab fees and contract labor.

Reflecting the strong year-over-year growth in revenues during the fiscal 2012 third quarter, operating income rose by $5.1 million, or 197%, to $7.7 million and operating margin improved to 19.1% in the quarter compared to 7.8% in the year-ago period.  Operating margin in the year-ago quarter included the impact of $0.6 million in write-off, reserve, impairment and settlement charges.  For the fiscal 2012 third quarter, Multimedia Games reported net income of $7.2 million, or $0.25 per diluted share, compared to net income of $2.8 million, or $0.10 per diluted share, in the fiscal 2011 third quarter.

Net capital expenditures in the fiscal 2012 third quarter were $12.3 million compared to $9.5 million a year ago, reflecting the increase in the domestic installed base during the quarter and continued refreshing of the Company’s installed base.

Strengthening Balance Sheet Drives Investment Opportunities
Multimedia Games’ cash position rose approximately $10.6 million on a quarterly sequential basis to $68.3 million as the Company generated $19.6 million in cash from operations in the fiscal 2012 third quarter.  As of June 30, 2012, Multimedia Games was in a net cash position (total cash in excess of total debt) of $33.6 million, or $1.21 per share, compared with net cash of $22.2 million as of March 31, 2012, and net cash of $5.2 million as of June 30, 2011.  The fiscal 2012 third quarter represents the fourteenth consecutive quarter Multimedia Games has grown net cash or reduced net debt.

The Company generated free cash flow of $7.3 million in the fiscal 2012 third quarter compared to free cash flow of $19.3 million in the year-ago period.  Total cash generation in the June 2012 quarter was $9.7 million compared to $21.5 million a year ago.  Fiscal 2011 third quarter free cash flow and cash generation included a one-time benefit of $18.1 million related to a federal tax refund.

Multimedia Games did not repurchase any of its common stock in the fiscal 2012 third quarter and as of June 30, 2012, had approximately $3.1 million remaining under the Company’s December 2010 $15.0 million repurchase authorization.

Adam Chibib, Chief Financial Officer, commented, “As we have strengthened our balance sheet through profitable revenue growth and fiscal discipline, we are increasingly focused on the prudent use of capital in order to further build our foundation for long-term growth.  The top priority for the use of our growing cash position is continued investment in research and development as we expand our product portfolio and build on our recent success of developing high-earning games.  We also plan to continue investing in the expansion of our domestic footprint as well as commit capital to refresh our installed base with new high performing games.  Additionally, we will continue to invest in the licensing and sales and marketing efforts that will allow us to open up and serve new markets.  Multimedia Games believes these investments, as well as our continued review of opportunities to return capital to shareholders, will generate long-term value.”

Updates Fiscal 2012 Outlook and Provides Fiscal 2013 Guidance
Reflecting the Company’s financial results for the first nine months of fiscal 2012, Multimedia Games now expects fiscal 2012 total revenue of approximately $152-$154 million compared to the previously expected range of $144-$147 million and fiscal 2011 total revenues of $127.9 million.  The Company expects unit sales of approximately 1,800-1,900 new units, or year-over-year growth of approximately 56%-65%, compared to the prior expectation of 1,650-1,700 new units.  The Company now expects that its effective cash tax rate for the second half of fiscal 2012 will be in the range of 4%-7%, up from a range of 2%-5%.  The increase in the effective tax rate is attributable to higher than expected pre-tax earnings and the faster utilization of remaining net operating losses.  The Company expects fiscal 2012 diluted EPS of $0.86-$0.90 compared to the prior expectation of a range of $0.72-$0.76.

For fiscal 2013, the Company currently expects to generate total revenues of $163-$170 million, reflecting 6.5%-11.1% growth from the midpoint of the total revenue forecast range for fiscal 2012.  Multimedia Games expects fiscal 2013 revenue growth will be driven by further increases in the domestic installed base as well as growth in new unit sales.  The Company expects to recognize initial revenues from Nevada in the second half of fiscal 2013.  Based on current fiscal 2013 projections, the Company expects that its fiscal 2013 tax rate will be in the range of 36%-40%, compared to the fiscal 2012 full year expected effective tax benefit of just under 1%.  Based on these expectations, Multimedia Games believes fiscal 2013 diluted EPS will be in a range of $0.60-$0.65, which represents a year-over-year increase of approximately 11%-20% over the midpoint of the fiscal 2012 full year EPS guidance range, when a 38% tax rate is applied for fiscal 2012.  The Company plans to provide additional details on its fiscal 2013 outlook, including its expectations for full year EBITDA growth, when it reports fiscal 2012 fourth quarter and year-end results in November.

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company’s markets, operations, regulatory requirements, and its estimates and assumptions.  See the risk factors in our publicly-filed Form 10-K’s and Form 10-Q’s and other items as more fully described in the section below titled “Cautionary Language.”

2012 Third Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, July 31, 2012, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

(1) Non-GAAP Financial Measures
See definitions of EBITDA, cash generation, free cash flow, cash generation, net cash position, and net capital expenditures included in the discussion of Non-GAAP financial measures beginning on page 8 of this release.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", "expect", "continue", "intend", "plan", "seek", "estimate", project", "may", or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to maintain strategic alliances, increase its unit placements, installations or installed-base, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, or have its games approved by relevant jurisdictions.  Please refer to the Company’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.  Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of June 30, 2012 and September 30, 2011 (In thousands, except share and per-share amounts) (Unaudited)

	June 30,	September 30,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$68,318	$46,710
Accounts receivable, net of allowance for doubtful accounts of $339 and $400, respectively	16,704	16,004
Inventory	8,003	7,291
Prepaid expenses and other	2,775	5,300
Current portion of notes receivable, net	11,962	14,280
Federal and state income tax receivable	75	142
Total current assets	107,837	89,727
Property and equipment and leased gaming equipment, net	53,199	47,399
Long-term portion of notes receivable, net	826	10,449
Intangible assets, net	37,370	28,395
Value added tax receivable, net of allowance of $816 and $817, respectively	3,103	2,787
Other assets	2,017	2,471
Total assets	$204,352	$181,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,700	$3,700
Current portion of capital leases	141	—
Accounts payable and accrued liabilities	24,298	25,855
Federal income tax payable	418	—
Deferred revenue	936	1,131
Total current liabilities	29,493	30,686
Long-term debt, less current portion	30,525	33,300
Capital leases, less current portion	340	—
Other long-term liabilities	618	679
Deferred revenue, less current portion	22	661
Total liabilities	60,998	65,326
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 35,889,573 and 34,559,522 shares issued, and 27,769,295 and 26,832,065 shares outstanding, respectively	359	346
Additional paid-in capital	104,546	95,063
Treasury stock, 8,120,278 and 7,727,457, respectively, common shares at cost	(62,048)	(60,164)
Retained earnings	100,958	81,109
Accumulated other comprehensive loss, net	(461)	(452)
Total stockholders’ equity	143,354	115,902
Total liabilities and stockholders’ equity	$204,352	$181,228

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three and Nine Months Ended June 30, 2012 and 2011 (In thousands, except per-share amounts) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Gaming operations	$28,419	$24,557	$82,363	$69,978
Gaming equipment and system sales	11,665	8,525	31,372	21,035
Other	380	317	1,056	1,119
Total revenues	40,464	33,399	114,791	92,132

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue (1)	2,175	2,364	6,479	6,575
Cost of equipment and system sales	4,894	3,760	13,227	10,386
Selling, general and administrative expenses	12,062	10,498	36,713	31,260
Write-off, reserve, impairment & settlement charges	-	634	-	837
Research and development	4,090	3,332	11,464	9,726
Amortization and depreciation	9,510	10,207	28,712	30,527
Total operating costs and expenses	32,731	30,795	96,595	89,311
Operating income	7,733	2,604	18,196	2,821

OTHER INCOME (EXPENSE):
Interest income	308	586	1,320	2,021
Interest expense	(330)	(813)	(1,059)	(2,461)
Other income (expense)	(10)	213	1,038	801
Income before income taxes	7,701	2,590	19,495	3,182
Income tax benefit (expense)	(452)	178	354	(608)
Net income	$7,249	$2,768	$19,849	$2,574
Basic earnings per common share	$0.26	$0.10	$0.72	$0.09
Diluted earnings per common share	$0.25	$0.10	$0.69	$0.09
Shares used in earnings per common share:
Basic	27,564	27,184	27,621	27,963
Diluted	29,275	27,813	28,940	28,610

(1)
Cost of gaming operations revenue excludes depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2012 and 2011

	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,849	$2,574
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	28,712	30,527
Accretion of contract rights	5,752	5,269
Share-based compensation	2,668	1,295
Other non-cash items	1,052	486
Interest income from imputed interest	(1,084)	(1,842)
Changes in operating assets and liabilities	247	15,576
NET CASH PROVIDED BY OPERATING ACTIVITIES	57,196	53,885
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(35,687)	(26,903)
Transfer of leased gaming equipment to inventory	3,876	1,164
Acquisition of intangible assets	(4,283)	(3,431)
Advances under development and placement fee agreements	(13,815)	(800)
Repayments under development agreements	11,933	10,747
NET CASH USED IN INVESTING ACTIVITIES	(37,976)	(19,223)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	6,828	2,925
Principal payments of long-term debt	(2,775)	(562)
Proceeds from capital lease	548	—
Principal payments of capital lease	(67)	—
Purchase of treasury stock	(1,884)	(10,036)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,650	(7,673)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(262)	455
Net increase in cash and cash equivalents	21,608	27,444
Cash and cash equivalents, beginning of period	46,710	21,792
Cash and cash equivalents, end of period	$68,318	$49,236

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding (i) EBITDA, (ii) cash generation, (iii) free cash flow, (iv) net cash position and (v) net capital expenditures, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission.  The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.  We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, and amortization and accretion of contract rights, (ii) cash generation as cash flow from operating activities plus cash flows from investing activities, (iii) free cash flow as cash flow from operating activities less net capital expenditures, (iv) net cash position as cash and cash equivalents less long-term debt, and (v) net capital expenditures as acquisitions of property and equipment and leased gaming equipment less transfer of leased gaming equipment to inventory.  EBITDA, cash generation, free cash flow, net cash position and net capital expenditures are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance.  We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. Cash generation helps assess the performance of operations and manufacturing investments and includes the amounts received and paid for our development agreements.  We believe cash generation provides investors with useful information with respect to our ability to pay down debt.  We believe that the non-GAAP measures of free cash flow, net cash position, and net capital expenditures provide useful information to investors as each enhances the overall understanding of our operating performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP.  In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

Reconciliation of U.S. GAAP Net income to EBITDA:

	For the Three Months Ended June 30,
	2012	2011
	(in thousands)
Net income	$7,249	$2,768
Add back:
Amortization and depreciation	9,510	10,207
Accretion of contract rights(1)	1,923	1,780
Interest expense (income), net	22	227
Income tax expense (benefit)	452	(178)
EBITDA	$19,156	$14,804

1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

Cash Generation

	9 Months Ended June 30, 2012	9 Months Ended June 30, 2011
	(In Thousands)
Net cash provided by operating activities	$57,196	$53,885
Plus: Net cash used in investing activities	(37,976)	(19,223)
Cash generation	$19,220	$34,662

Free Cash Flow

	9 Months Ended June 30, 2012	9 Months Ended June 30, 2011
	(In Thousands)
Net cash provided by operating activities	$57,196	$53,885
Less: Net capital expenditures	(31,811)	(25,739)
Free cash flow	$25,385	$28,146

Net Cash Position

	As of June 30, 2012	As of September 30, 2011
	(In Thousands)
Cash and cash equivalents	$68,318	$46,710
Less: Long-term debt	(34,706)	(37,000)
Net cash position	$33,612	$9,710

Net Capital Expenditures

	9 Months Ended June 30, 2012	9 Months Ended June 30, 2011
	(In Thousands)
Acquisition of property and equipment and leased gaming equipment	$(35,687)	$(26,903)
Less: Transfer of leased gaming equipment to inventory	3,876	1,164
Net capital expenditures	$(31,811)	$(25,739)

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